Exhibit 99.1

Abbott Reports 11 Percent Ongoing Earnings-Per-Share Growth in Second Quarter; Raises 2011 EPS Guidance Range

– Reports 9 Percent Sales Growth with 23 Percent Growth in Emerging Markets –

Financial: John Thomas (847) 938-2655 Larry Peepo (847) 935-6722 Tina Ventura (847) 935-9390 Media: Melissa Brotz (847) 935-3456 Scott Stoffel (847) 936-9502 Adelle Infante (847) 938-8745

ABBOTT PARK, Ill., July 20, 2011 — Abbott today announced financial results for the second quarter ended June 30, 2011.

•      Diluted earnings per share, excluding specified items, were $1.12, at the high end of Abbott’s previous guidance range and reflecting 10.9 percent growth. Diluted earnings per share under Generally Accepted Accounting Principles (GAAP) were $1.23, reflecting growth of 48.2 percent, including specified items.

•      Worldwide sales increased 9 percent to $9.6 billion, including a favorable 4.6 percent effect of foreign exchange. Sales were led by a 13 percent increase in Proprietary Pharmaceuticals sales. Durable Growth Business sales increased 7.5 percent, driven by double-digit growth in International Nutritionals, Point of Care Diagnostics and Established Pharmaceuticals. Innovation-Driven Device Business sales increased 3.1 percent, including double-digit growth in Molecular Diagnostics.

•      Emerging markets sales were nearly $2.6 billion, up 23.2 percent from the prior year, with strong growth across all of Abbott’s operating divisions.

•      The gross margin ratio was 60.2 percent in the second quarter, driven by favorable product mix.

•      Abbott is raising its previous ongoing earnings-per-share guidance range for the   full-year 2011 to $4.58 to $4.68, confirming its outlook for double-digit growth over 2010 at the midpoint of the range. The previously issued guidance range was $4.54 to $4.64.

“Abbott is well-positioned for a strong second half of the year as we remain on track for double-digit EPS growth in 2011,” said Miles D. White, chairman and chief executive officer, Abbott. “We’re also pleased with our growth in emerging markets, as well as the progress of our broad-based pipeline, including several new product approvals, regulatory submissions and clinical trial initiations.”

The following is a summary of second-quarter 2011 sales by major business category.

				% Change vs. 2Q10
	Sales ($ in millions)				Int'l		Total
	U.S.	Int'l	Total	U.S.	Operational	Reported	Operational	Reported

Total Sales	3,938	5,678	9,616	3.9	4.7	12.8	4.4	9.0

Durable Growth:

Nutritionals	655	835	1,490	(3.6)	8.2	13.7	2.6	5.4

Established Pharmaceuticals(a)	—	1,339	1,339	n/a	3.2	10.3	3.2	10.3

Core Laboratory Diagnostics	152	704	856	4.4	0.7	8.7	1.4	7.9

Diabetes Care	133	201	334	4.3	(6.7)	1.7	(2.4)	2.7

Point of Care Diagnostics	60	18	78	17.6	10.5	16.3	16.0	17.3

Subtotal	1,000	3,097	4,097	(0.4)	3.3	10.3	2.4	7.5

Proprietary Pharmaceuticals	2,302	1,860	4,162	8.8	9.1	18.8	8.9	13.0

Innovation-Driven Devices:

Vascular	395	440	835	(9.5)	1.1	10.4	(4.4)	—

Medical Optics	102	187	289	2.9	(0.2)	10.3	0.9	7.5

Molecular Diagnostics	45	60	105	5.5	20.7	30.5	13.4	18.5

Subtotal	542	687	1,229	(6.2)	2.2	11.9	(1.9)	3.1

Other Sales(b)	94	34	128	(1.5)	(28.1)	(25.8)	(8.5)	(7.7)

Notes:                         1) See “Consolidated Statement of Earnings” for more information.

2) “Operational” growth reflects percentage change over the prior year excluding the impact of exchange rates.

(a) Established Pharmaceuticals includes sales of branded generics outside of the United States.

(b) Includes sales primarily from Contract Pharmaceutical Manufacturing and Animal Health.

n/a = Not applicable

The following is a summary of first-half 2011 sales by major business category.

				% Change vs. 1H10
	Sales ($ in millions)				Int'l		Total
	U.S.	Int'l	Total	U.S.	Operational	Reported	Operational	Reported

Total Sales	7,455	11,202	18,657	5.8	12.9	18.2	9.8	12.9

Durable Growth:

Nutritionals	1,293	1,621	2,914	(2.2)	10.0	14.7	4.1	6.5

Established Pharmaceuticals(a)	—	2,634	2,634	n/a	30.8	36.4	30.8	36.4

Core Laboratory Diagnostics	305	1,363	1,668	4.5	3.0	7.9	3.3	7.3

Diabetes Care	262	398	660	4.8	2.2	7.4	3.2	6.3

Point of Care Diagnostics	115	33	148	12.1	11.4	15.6	12.0	12.9

Subtotal	1,975	6,049	8,024	0.4	15.8	20.9	11.4	15.1

Proprietary Pharmaceuticals	4,229	3,716	7,945	10.5	9.5	14.7	10.0	12.4

Innovation-Driven Devices:

Vascular	784	895	1,679	(7.8)	15.8	22.5	3.1	6.2

Medical Optics	201	356	557	0.4	0.6	8.0	0.5	5.1

Molecular Diagnostics	91	114	205	3.7	22.6	28.1	13.2	16.0

Subtotal	1,076	1,365	2,441	(5.5)	11.9	18.7	3.3	6.7

Other Sales(b)	175	72	247	54.5	15.4	16.5	23.6	24.1

Notes:                         1) See “Consolidated Statement of Earnings” for more information.

2) “Operational” growth reflects percentage change over the prior year excluding the impact of exchange rates.

(a) Established Pharmaceuticals includes sales of branded generics outside of the United States.

(b) Includes sales primarily from Contract Pharmaceutical Manufacturing and Animal Health.

n/a = Not applicable

The following is a summary of second-quarter 2011 sales for select products.

				% Change vs. 2Q10
	Sales ($ in millions)				Int'l		Total
	U.S.	Int'l	Total	U.S.	Operational	Reported	Operational	Reported

HUMIRA	825	1,172	1,997	18.5	18.9	30.6	18.7	25.3

Pediatric Nutritionals	299	480	779	(10.5)	7.7	11.9	(0.3)	2.1

Adult Nutritionals	352	355	707	5.2	9.1	16.4	7.0	10.5

Coronary Stents	244	281	525	(12.9)	1.5	10.9	(6.1)	(1.6)

TRILIPIX/TriCor (fenofibrate)	328	91	419	3.4	6.2	17.9	3.9	6.2

Kaletra	80	256	336	(14.0)	19.2	27.4	8.7	14.3

Niaspan	247	—	247	17.2	n/a	n/a	17.2	17.2

Lupron	135	70	205	12.0	(3.6)	4.7	6.5	9.4

Synthroid	140	29	169	35.9	5.7	12.4	30.0	31.3

The following is a summary of first-half 2011 sales for select products.

				% Change vs. 1H10
	Sales ($ in millions)				Int'l		Total
	U.S.	Int'l	Total	U.S.	Operational	Reported	Operational	Reported

HUMIRA	1,455	2,188	3,643	17.5	18.7	24.9	18.2	21.8

Pediatric Nutritionals	608	926	1,534	(5.5)	8.8	12.9	2.5	4.8

Adult Nutritionals	675	695	1,370	3.6	11.7	17.3	7.4	10.1

Coronary Stents	478	571	1,049	(11.4)	19.7	27.4	2.7	6.2

TRILIPIX/TriCor (fenofibrate)	617	173	790	3.6	75.1	84.4	13.3	14.6

Kaletra	144	441	585	(12.4)	0.5	4.5	(3.2)	(0.3)

Niaspan	473	—	473	13.9	n/a	n/a	13.9	13.9

Lupron	254	135	389	11.4	(2.8)	2.8	6.3	8.3

Synthroid	257	57	314	27.7	5.4	12.0	23.2	24.5

Notes:                         1) See “Consolidated Statement of Earnings” for more information.

2) “Operational” growth reflects percentage change over the prior year excluding the impact of exchange rates.

n/a = Not applicable

Business Highlights

•                  Initiated Phase 3 Study of Bardoxolone Methyl; Announced 52-week Phase 2 Data

Announced with Reata the beginning of a pivotal Phase 3 clinical trial to evaluate the safety and efficacy of bardoxolone methyl in patients with chronic kidney disease (CKD) and Type 2 diabetes. Results are expected in 2013. The New England Journal of Medicine published Phase 2 clinical trial data, showing that bardoxolone has the potential to delay kidney disease progression.

•                  Launched XIENCE nano to Treat Coronary Artery Disease in Small Vessels

Launched XIENCE nano™ Everolimus Eluting Coronary Stent System for the treatment of coronary artery disease in small vessels in the United States. XIENCE nano offers a new option for treating patients with coronary artery disease in vessels as small as 2.25 mm in diameter.

•                  Reported Interim Results from a Phase 3 Study for Advanced Parkinson’s Disease

Announced interim efficacy and safety results from a 54-week, Phase 3 open-label study of Abbott’s investigational treatment for advanced Parkinson’s disease showing patients treated with levodopa-carbidopa intestinal gel (LCIG) for 12 weeks reported improvement in motor symptoms. LCIG is in Phase 3 development in the United States and is approved for use in 38 countries.

•                  Launched New ZonePerfect Flavors

Introduced new ZonePerfect® Sweet & Salty nutrition bars, which combine sweet and salty flavors, while providing excellent nutrition. ZonePerfect Sweet & Salty bars have 10 grams of protein and 19 vitamins and minerals providing a convenient, nutritious snack.

•                  Received U.S. Approval for AndroGel 1.62% to Treat Men with Low Testosterone

Announced U.S. Food and Drug Administration (FDA) approval of AndroGel® (testosterone gel) 1.62%, a clear, odorless, gel formulation shown to restore testosterone levels in hypogonadal men with half the volume of gel at the starting dose compared to AndroGel 1%.

•                  Received FDA Approval for a New Six-Month Formulation of Lupron Depot

Launched in the United States a new six-month administration formulation of Lupron Depot® (leuprolide acetate for depot suspension), a palliative treatment for advanced prostate cancer.

•                  Submitted New Molecular Test for Non-Small Cell Lung Cancer Therapy Selection

Submitted regulatory applications in the United States and Japan for a new molecular diagnostic test designed to detect abnormal gene rearrangements in non-small-cell lung cancer tumors. The test is intended to be used with Pfizer’s crizotinib, an oral first-in-class anaplastic lymphoma kinase (ALK) inhibitor, also under regulatory review.

•                  Announced Agreement with Biotest to Develop Antibody for Autoimmune Diseases

Announced a global agreement with Biotest AG to develop and commercialize BT-061, a novel  anti-CD4 biologic for the treatment of autoimmune diseases. BT-061 is in Phase 2 clinical trials for rheumatoid arthritis (RA) and psoriasis and in preclinical studies in other immune-related diseases.

•                  Received CE Mark for FreeStyle InsuLinx Blood Glucose Monitoring System

Announced CE Mark for FreeStyle InsuLinx Blood Glucose Monitoring System, the first blood glucose monitoring device from Abbott that includes a mealtime (bolus) insulin calculator.

•                  Received FDA approval for expanded indication for RX ACCULINK Carotid Stent System
The FDA approved an expanded indication for RX ACCULINK® to treat patients with carotid artery disease at standard risk of adverse events from carotid endarterectomy (surgery).

Abbott raises ongoing EPS guidance; confirms strong growth outlook for 2011

Abbott is raising its previous ongoing earnings-per-share guidance range for the full-year 2011, based on strong performance to date and the outlook for the remainder of the year. As a result, the new guidance range for full-year 2011 ongoing earnings per share is $4.58 to $4.68, confirming Abbott’s outlook for double-digit growth at the midpoint of the range. The previously issued guidance range was $4.54 to $4.64.

Abbott forecasts specified items for the full-year 2011 of approximately $0.60 per share, primarily associated with acquisition integration/cost reduction initiatives, in-process R&D, partially offset by the favorable impact of the resolution of various international and U.S. tax positions. Including these specified items, projected earnings per share under Generally Accepted Accounting Principles (GAAP) would be $3.98 to $4.08 for the full-year 2011.

Abbott declares 350th quarterly dividend

On June 10, 2011, the board of directors of Abbott declared the company’s quarterly common dividend of 48 cents per share. The cash dividend is payable Aug. 15, 2011, to shareholders of record at the close of business on July 15, 2011. This marks the 350th consecutive dividend paid by Abbott since 1924.

About Abbott

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs nearly 90,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com. Abbott will webcast its live second-quarter earnings conference call through its Investor Relations Web site at www.abbottinvestor.com at 8 a.m. Central time today. An archived edition of the call will be available after 11 a.m. Central time.

— Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2010, and are incorporated by reference. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Second Quarter Ended June 30, 2011 and 2010

(in millions, except per share data)

(unaudited)

	2011	2010	% Change
Net Sales	$9,616	$8,826	9.0

Cost of products sold	3,870	3,544	9.2	1)
Research and development	1,038	858	21.0
Acquired in-process research and development	173	75	n/m
Selling, general and administrative	2,762	2,743	0.7
Total Operating Cost and Expenses	7,843	7,220	8.6

Operating earnings	1,773	1,606	10.4

Net interest expense	115	96	19.7
Net foreign exchange (gain) loss	(11)	(41)	n/m
Other (income) expense, net	(6)	(8)	n/m
Earnings before taxes	1,675	1,559	7.4
Taxes on earnings	(268)	267	n/m	2)

Net Earnings	$1,943	$1,292	50.4

Net Earnings Excluding Specified Items, as described below	$1,768	$1,578	12.1	3)

Diluted Earnings per Common Share	$1.23	$0.83	48.2

Diluted Earnings Per Common Share, Excluding Specified Items, as described below	$1.12	$1.01	10.9	3)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,566	1,552

1)              2011 Cost of products sold includes approximately $430 million of non-cash intangible amortization.

2)              2011 Taxes on earnings includes a favorable adjustment to tax expense of $519 million, or $0.33 per share, as a result of the resolution of various prior years’ international and U.S. tax positions. This favorable item is classified as a specified item and excluded from ongoing results, as discussed below.

3)              2011 Net Earnings Excluding Specified Items excludes after-tax charges of $60 million, or $0.04 per share, associated with the acquisition of Solvay Pharmaceuticals, $35 million, or $0.02 per share, for previously announced cost reduction initiatives and other, $76 million, or $0.05 per share, for the impairment of an R&D intangible asset, $173 million, or $0.11 per share, relating to acquired in-process research and development related to the Reata and Biotest collaborations. These items were offset by a favorable adjustment from the resolution of prior years’ international and U.S. tax positions for $519 million, or $0.33 per share.

2010 Net Earnings Excluding Specified Items excludes after-tax charges of $75 million, or $0.05 per share, for acquired in-process research and development related to the Neurocrine collaboration, $106 million, or $0.07 per share, for a litigation reserve, $83 million, or $0.05 per share, for closing and integration costs associated with the acquisition of Solvay Pharmaceuticals and other acquisitions and $22 million, or $0.01 per share, for cost reduction initiatives and other.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

First Half Ended June 30, 2011 and 2010

(in millions, except per share data)

(unaudited)

	2011	2010	% Change
Net Sales	$18,657	$16,524	12.9

Cost of products sold	7,729	6,879	12.4	1)
Research and development	1,968	1,588	23.9
Acquired in-process research and development	273	75	n/m
Selling, general and administrative	5,613	4,906	14.4
Total Operating Cost and Expenses	15,583	13,448	15.9

Operating earnings	3,074	3,076	(0.1)

Net interest expense	239	185	29.3
Net foreign exchange (gain) loss	(43)	29	n/m
Other (income) expense, net	135	(19)	n/m	2)
Earnings before taxes	2,743	2,881	(4.8)
Taxes on earnings	(63)	586	n/m	3)

Net Earnings	$2,806	$2,295	22.3

Net Earnings Excluding Specified Items, as described below	$3,186	$2,845	12.0	4)

Diluted Earnings per Common Share	$1.79	$1.47	21.8

Diluted Earnings Per Common Share, Excluding Specified Items, as described below	$2.03	$1.82	11.5	4)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,562	1,557

1)              2011 Cost of products sold includes approximately $830 million of non-cash intangible amortization.

2)              Other (income) expense, net for 2011 includes a charge of $137 million for the impact of Abbott’s change to a calendar year end for the international operations that were previously reported on a November 30 year-end. This is being treated as a specified item as noted below.

3)              2011 Taxes on earnings includes a favorable adjustment to tax expense of $519 million, or $0.33 per share, as a result of the resolution of various prior years’ international and U.S. tax positions. This favorable item is classified as a specified item and excluded from ongoing results, as discussed below.

4)              2011 Net Earnings Excluding Specified Items excludes after-tax charges of $142 million, or $0.09 per share, associated with the acquisition of Solvay Pharmaceuticals, $107 million, or $0.07 per share, for previously announced restructuring in the pharmaceutical business, $88 million, or $0.05 per share, for previously announced cost reduction initiatives and other, $137 million, or $0.09 per share, for the 2009 and 2010 impact of the change to a calendar year end for international operations, $273 million, or $0.17 per share, relating to acquired in-process research and development related to the Reata and Biotest collaborations, $76 million, or $0.05 per share, for the impairment of an R&D intangible asset, and $76 million, or $0.05 per share, for litigation reserves. These items were offset by a favorable adjustment from the resolution of prior years’ international and U.S. tax positions for $519 million, or $0.33 per share.

2010 Net Earnings Excluding Specified Items excludes after-tax charges of $115 million, or $0.07 per share, for the one-time impact of the devaluation of the Venezuelan bolivar on balance sheet translation, $75 million, or $0.05 per share, relating to acquired in-process research and development related to the Neurocrine collaboration, $106 million, or $0.07 per share, for a litigation reserve, $136 million, or $0.09 per share, for closing and integration costs associated with the acquisition of Solvay Pharmaceuticals and other acquisitions, $60 million, or $0.04 per share, for specific health care reform impact on deferred tax assets, and $58 million, or $0.03 per share, for cost reduction initiatives and other.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Questions & Answers

Q1)                           What drove the strong sales growth?

A1)                            Beginning this year, we have characterized Abbott’s major businesses into three categories, based on their underlying attributes. These include:

•                  Proprietary Pharmaceuticals, including our U.S. and international proprietary pharmaceutical products. We recently globalized this business, creating one division to allow for streamlined commercial efforts and coordination between functions.

•                  Durable Growth Businesses, including Nutritionals, Established Pharmaceuticals, Core Laboratory Diagnostics, Diabetes Care and Point of Care Diagnostics. These businesses are less dependent on significant R&D investment, have minimal patent risk, and operate in generally stable markets, with many products paid for directly by the consumer.

•                  Innovation-Driven Device Businesses, including Vascular, Medical Optics and Molecular Diagnostics. These businesses have a relatively lower patent risk, and require a moderate level of R&D spend, resulting in new products that generate more significant revenue and profit contribution.

Proprietary Pharmaceuticals sales increased 13 percent, including 4.1 percent from favorable foreign exchange, driven by strong growth across a number of key franchises in the United States and internationally. HUMIRA® was a significant contributor to growth in the quarter with U.S. sales growth of 18.5 percent and International sales growth of 30.6 percent.

Durable Growth Businesses sales increased 7.5 percent, including 5.1 percent favorable foreign exchange, driven by Established Pharmaceuticals and steady sales growth in Core Laboratory Diagnostics, Diabetes Care and Point of Care Diagnostics businesses. Established Pharmaceuticals sales, which include sales of our branded generics pharmaceuticals outside of the United States, increased 10.3 percent, including the contribution from the Piramal Healthcare Solutions acquisition. Worldwide Nutritional products sales growth was 5.4 percent, with 13.7 percent growth in International Nutritionals. Nutritional sales in the United States during the quarter were negatively impacted by the infant nutrition recall that was announced in September 2010, as previously forecasted.

Innovation-Driven Device Business sales increased 3.1 percent, including 5 percent favorable foreign exchange, driven by double-digit growth in Molecular Diagnostics, 10.4 percent growth in International Vascular and 7.5 percent growth in Medical Optics.

Questions & Answers (continued)

Q2)                           What were emerging markets sales?

A2)                            Emerging market sales within each division were as follows (dollars in millions):

	2Q11 Emerging Markets Sales*
	Reported Sales	% Growth
Established Pharmaceuticals	$776	24.6
Nutritionals	$629	15.6
Proprietary Pharmaceuticals	$595	40.8
Core Laboratory Diagnostics	$301	9.3
Vascular	$145	25.4
Other	$147	18.5
Total	$2,593	23.2

* Emerging markets sales include revenues from all countries and regions excluding the developed world: United States, Canada, Western Europe, Japan and Australia.

Abbott total company emerging markets sales grew 23.2 percent in the quarter, reflecting strong growth across all divisions, underscoring the importance of these markets to Abbott’s growth profile. In our Established Pharmaceuticals business, we saw strong performance in Russia, India and China. In Nutritionals, we saw particularly strong growth in Asia and Latin America, where we are expanding our presence and gaining share with the introduction of new products.

In our Diagnostics business, we continue to perform well in China, where we are placing new ARCHITECT® systems and continuing to penetrate the market. And, in our Vascular business, we saw strong growth across all key emerging markets, driven by double-digit procedure volumes in many of these markets, as well as Abbott market share gains.

Q3)         What was the gross margin ratio in the quarter?

A3)         The gross margin ratio before and after specified items is shown below (dollars in millions):

	2Q11
	Cost of Products Sold	Gross Margin	Gross Margin %
As reported (GAAP)	$3,870	$5,746	59.8%
Adjusted for specified item:
Restructuring/integration (acquisitions/cost reductions)	$(43)	$43	0.4%
As adjusted	$3,827	$5,789	60.2%

The adjusted gross margin ratio of 60.2 percent in the second quarter was above our previous outlook for the quarter, driven by favorable product mix.

Questions & Answers (continued)

Q4)         What drove SG&A and R&D investment?

A4)                            Both SG&A and R&D investment reflects Abbott’s continued investment in programs to drive future growth. R&D expense reflects continued investment in Abbott’s broad-based pipeline, including programs in vascular devices, immunology, neuroscience, oncology and HCV.

Q5)         What was the tax rate?

A5)                            The ongoing tax rate this quarter was 15.2 percent, in line with Abbott’s previous forecast, and reconciled below (dollars in millions):

	2Q11
	Pre-Tax	Taxes on	Tax
	Income	Earnings	Rate
As reported	$1,675	$(268)	n/m
Specified items	$410	$(585)	n/m
Excluding specified items	$2,085	$317	15.2%

n/m = Percent change is not meaningful.

Reported taxes on earnings in the quarter includes a favorable adjustment to tax expense of $519 million, or $0.33 per share, as a result of the resolution of various prior years’ international and U.S. tax positions. This favorable item is classified as a specified item and excluded from ongoing results.

Questions & Answers (continued)

Q6)                           How did specified items affect reported results?

A6)                            Specified items impacted second-quarter results as follows:

	2Q11
(dollars in millions, except earnings-per-share)	Earnings
	Pre- tax	After- tax	EPS
As reported (GAAP)	$1,675	$1,943	$1.23
Adjusted for specified items:
Restructuring/integration (acquisitions/cost reductions)	$112	$95	$0.06
Resolution of tax positions	—	$(519)	$(0.33)
Acquired in-process research and development	$173	$173	$0.11
Intangible asset impairment	$125	$76	$0.05
As adjusted	$2,085	$1,768	$1.12

Restructuring/integration (acquisitions/cost reductions) is primarily associated with restructuring and integration costs for the Solvay Pharmaceuticals acquisition. This item also includes previously announced cost reduction initiatives to improve efficiencies in the vascular and core laboratory diagnostic businesses. Acquired in-process research and development is related to an agreement with Biotest on the development of BT-061 for RA, psoriasis and other immune-related diseases, as well as an agreement with Reata to develop and commercialize bardoxolone methyl outside the U.S., excluding certain Asian markets. Intangible asset impairment is related to the write down of an acquired research and development intangible asset in a non-segment business.

2011 Taxes on earnings includes a favorable adjustment to tax expense of $519 million, or $0.33 per share, as a result of the resolution of various prior years’ international and U.S. tax positions. The impact of the remaining specified items by Consolidated Statement of Earnings line item is as follows (dollars in millions):

	2Q11
	Cost of Products Sold	R&D	Acquired IPR&D	SG&A	Other (Income)/ Expense
As reported (GAAP)	$3,870	$1,038	$173	$2,762	$(6)
Adjusted for specified items:
Restructuring/integration (acquisitions/cost reductions)	$(43)	$(17)	—	$(49)	$(3)
Acquired in-process research and development	—	—	$(173)	—	—
Intangible asset impairment	—	$(125)	—	—	—
As adjusted	$3,827	$896	—	$2,713	$(9)

Questions & Answers (continued)

Q7)                           What are the key areas of focus in Abbott’s broad-based pipeline?

A7)                            We continue to advance our broad-based pipeline. In the first half of 2011, we launched several new products or indications, including Lupron 6-Month Depot, Androgel 1.62%, the Creon infant-specific dosage, XIENCE nano, TREK® Coronary Balloon System and the FreeStyle InsuLinx Blood Glucose Monitoring System. We advanced elotuzumab and bardoxolone into Phase 3 development and submitted XIENCE PRIME™, HUMIRA ulcerative colitis (UC) and our ALK gene molecular diagnostics test for regulatory review. Following are highlights from breakthrough research across our pharmaceuticals, medical products and nutritionals pipelines:

•                  Hepatitis C

•                  Abbott’s antiviral program is focused on developing treatments for hepatitis C (HCV), a disease that affects more than 180 million people worldwide, with approximately 3 to 4 million people newly infected each year. Abbott’s broad-based HCV programs include its partnership with Enanta Pharmaceuticals to discover protease inhibitors, as well as its internal programs focused on additional viral targets.

•                  Abbott currently has three mechanisms of action in Phase 2 clinical trials, including protease, polymerase and NS5A inhibitors. Abbott is well positioned to explore combinations of these compounds, both with and without the current standard of care, a strategy that has the potential to markedly transform current treatment practices by shortening therapy duration, improving tolerability and increasing cure rates.

•                  Chronic Kidney Disease

•                  Bardoxolone, an investigational treatment for chronic kidney disease (CKD), is a first-in-class anti-inflammatory that activates Nrf2, a pathway involved in the progression of CKD. A Phase 2b study was recently completed, and a global Phase 3 trial was recently initiated. Abbott’s agreement with Reata Pharmaceuticals includes international rights to bardoxolone, excluding certain Asian markets.

•                  Women’s Health

•                  Elagolix, a novel, first-in-class oral gonadotropin-releasing hormone (GnRH) is in development for the treatment of endometriosis-related pain and fibroids. A Phase 2 study in endometriosis was recently completed. Abbott is working in partnership with Neurocrine to finalize the Phase 3 program in endometriosis and a Phase 2 study in uterine fibroids.

•                  Neuroscience / Pain

•                  Abbott is conducting innovative research in neuroscience, where it has developed compounds that target receptors in the brain that help regulate mood, memory and other neurological functions. Abbott has more than a dozen new molecular entities in clinical trials for conditions such as schizophrenia, pain, Alzheimer’s disease, Parkinson’s disease and multiple sclerosis (MS).

•                  Abbott’s neuroscience pipeline includes a novel, next-generation antibody, daclizumab, which entered Phase 3 development in 2010 for MS. We expect to present data from the Phase 2 SELECT trial later this year.

•                  Abbott is pursuing compounds that could provide relief across a broad spectrum of pain states, such as chronic back pain, postoperative pain and cancer pain.

Questions & Answers (continued)

Q7)                           What are the key areas of focus in Abbott’s broad-based pipeline? (continued)

A7)                            (continued)

•                  Oncology

•                  Abbott’s oncology pipeline includes therapies that represent promising, unique scientific approaches to treating cancer. Abbott is focused on the development of targeted treatments that inhibit tumor growth and improve response to common cancer therapies. Abbott currently has 11 new molecular entities in human trials for cancer.

•                  The oncology pipeline includes: ABT-869, a multi-targeted kinase inhibitor; ABT-263, a Bcl-2 family protein antagonist; and ABT-888, a PARP-inhibitor. Each is being studied in a variety of cancers. Additionally, Abbott is evaluating a number of other promising mechanisms, including work on EFGR, CD37, aurora kinase and cMET, among others.

•                  The acquisition of Facet Biotech brought several oncology collaborations, including elotuzumab, currently in Phase 3 development for multiple myeloma.

•                  Immunology

•                  Abbott’s scientific experience with the anti-TNF biologic HUMIRA serves as a strong foundation for its continuing research in immunology. Abbott is developing a number of additional indications for HUMIRA and is working to advance its early discovery programs, including oral DMARD therapies, and other potential biologic targets. We recently submitted U.S. and European regulatory applications for HUMIRA as a treatment for UC.

•                  Our agreement with Biotest brings Abbott rights to develop and commercialize BT-061, a novel anti-CD4 biologic in Phase 2 development for rheumatoid arthritis and psoriasis.

•                  Additionally, Abbott’s proprietary DVD-Ig technology represents an innovative approach that can target multiple disease-causing antigens with a single biologic agent. This technology could lead to combination biologics for complex conditions such as cancer or rheumatoid arthritis, where multiple pathways are involved in the disease. We expect this program to move into Phase I clinical trials by year end.

•                  Molecular Diagnostics

•                  Abbott expects to launch more than 12 new molecular diagnostic products over the next few years, including several novel oncology and infectious disease assays. In 2011, Abbott received FDA approval for the Abbott RealTime PCR HCV assay for measuring viral load or the amount of hepatitis C virus in a patient’s blood, as well as CE Mark for a new test to detect cytomegalovirus (CMV), a virus that can lead to complications in transplant patients and people who are immunocompromised. Abbott has submitted an ALK gene rearrangement test for non-small cell lung cancer to be used in combination with Pfizer’s crizotinib, an oral first-in-class anaplastic lymphoma kinase (ALK) inhibitor.

•                  Diagnostics

•                  Abbott has launched a number of key assays on its ARCHITECT immunochemistry platform, which will significantly broaden its industry-leading menu. These tests include assays to assess Chagas disease, ovarian cancer and the first HIV combination assay approved for use in the United States. Abbott expects to launch several more products this year and is researching novel biomarkers focusing on important areas such as infectious disease and other critical therapeutic areas, as well as developing next-generation systems.

Questions & Answers (continued)

Q7)                           What are the key areas of focus in Abbott’s broad-based pipeline? (continued)

A7)                            (continued)

•                  Vascular Devices

•                  Abbott has one of the industry’s most robust vascular pipelines and expects to deliver approximately 10 new technologies over the next five years. Abbott is working on well-staged incremental advances, and truly game-changing technologies that have the ability to restate the market.

•                  ABSORB Bioresorbable Vascular Scaffold (BVS) — Abbott received CE Mark in Europe for the world’s first drug-eluting BVS for the treatment of coronary artery disease. ABSORB™ restores blood flow by opening a clogged vessel and providing support to the vessel until it dissolves, leaving patients with a treated vessel free of a permanent metallic implant. Abbott has the most advanced BVS clinical program in the industry.

•                  MitraClip — MitraClip® is a minimally invasive device for the treatment of select patients with mitral regurgitation (MR), the most common valve disease in the world. Significant MR affects more than 8 million people in the United States and Europe, and is four times more prevalent than aortic stenosis. Abbott’s MitraClip system is on the market outside the United States and is currently under FDA review.

•                  Next-generation DES — Abbott has several next-generation DES platforms in development. Our XIENCE nano DES for small vessels, which is on the market in Europe, recently launched in the United States. XIENCE PRIME, our next-generation drug-eluting stent (DES), offers improved deliverability, especially in long lesions. XIENCE PRIME is on the market in Europe with an expected U.S. launch in 2012. Our ultra thin DES is also in development. It’s designed to improve clinical outcomes by reducing vessel injury upon deployment, enabling faster healing and improving deliverability in complex anatomy.

•                  Core Coronary products — Abbott is continuing to expand its position in the more than $2 billion core coronary market. Abbott launched its next-generation balloon dilatation catheter, TREK, in Europe last year and in the United States and Japan in early 2011, and plans to introduce additional balloon products and next-generation guide wires within the next few years.

•                  Endovascular products — Abbott’s endovascular business continues to grow, led by recent launches of key products, including the Armada 14 balloon line, the expanded indication for the RX ACCULINK Carotid Stent System and R&D investments into growth segments of the market for peripheral artery disease and vessel closure.

Questions & Answers (continued)

Q7)                           What are the key areas of focus in Abbott’s broad-based pipeline? (continued)

A7)                            (continued)

•                  Vision Care

•                  Abbott expects 20 new products and technology advancements over the next five years, including the launch of a new contact lens solution that is underway in Europe and the United States. In its market-leading LASIK business, Abbott is expanding its proprietary laser platform into new vision correction applications, including cataract surgery. Abbott also continues to expand its premium and standard intraocular lenses (IOL), including Synchrony®, its next-generation IOL approved in Europe and other countries around the world. Synchrony is currently under FDA review in the United States.

•                  Nutrition

•                  Abbott is focused on improving six areas through nutrition: immunity, cognition, lean body mass, inflammation, metabolism and tolerance. We expect to launch a number of new products and formulations to consumers in 2011 and are currently conducting 30 well-controlled clinical trials to demonstrate proven clinical outcomes with our nutrition innovation. Abbott has introduced several new products, including Ensure® with Revigor™, PediaSure SideKicks™ and ZonePerfect Sweet & Salty nutrition bars.

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